Trovagene Enters into Agreement with FedMed, Inc. and Significantly Expands Patient Access to Its Precision Cancer Monitoring Platform

FedMed brings in-network health plan access to an additional 40 million covered lives

SAN DIEGO, Feb. 1, 2016 /PRNewswire/ -- Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that it has entered into an agreement with FedMed, Inc. (FedMed) establishing health benefit access to Trovagene's full line of Precision Cancer MonitoringSM (PCM) tests and services. Under the agreement, Trovagene's PCM services are covered as a participating laboratory testing provider for clients of FedMed, which include major health insurers such as Aetna, Cigna and Humana, and encompasses over 550,000 in-network physicians nationwide.

"A major focus of FedMed is to provide innovative solutions for the healthcare community, particularly in areas such as cancer, where there is a high need to improve patient care and deliver that care in an efficient manner," said Brian Moffitt, chief operating officer of FedMed. "In line with our core strategy, we are extremely pleased to offer Trovagene's non-invasive, clinically actionable tests and services to oncologists and their patients within our national provider network."

"FedMed is among the largest national provider networks in the country, and this agreement is an important step in our ability to offer oncologists and their patients access to our liquid biopsy testing services through their health benefit plans," said Matt Posard, chief commercial officer of Trovagene. "We're very pleased with the positive response we are receiving from national provider networks, validating our decision to design the PCM platform to report on clinically actionable cancer genes that can translate into clear use scenarios and better reimbursement outcomes. We remain committed to creating a strong foundation of studies demonstrating the multiple clinical utilities of our technology, which we believe will broaden health insurance coverage and patient access this year."

About FedMed

Founded in 2000 and headquartered in Gaithersburg, Maryland, FedMed, Inc. operates a proprietary Preferred Provider Organization consisting of over 550,000 Physicians, 4,000 Hospitals and 60,000 Ancillary Care Providers nationwide. FedMed's client list includes Insurance Companies, Third Party Administrators (TPAs), Self- Administered Employer Groups, Taft-Hartley funds, Student Programs and International Programs. Over 40 million Americans currently have access to FedMed's National Provider Network. FedMed's affiliated companies include: HRGi, a fee negotiation/cost-containment organization and American Mental Health Network (AMHN). FedMed's objective is to provide significant measurable benefits to both providers and payors, not available from any other provider networks and managed care programs.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company's technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene's precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Trovagene's expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by oncologists or prove to be commercially successful, or that Trovagene's strategy to design its PCM platform to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes. Trovagene does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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